SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 18, 2004

SIRIUS SATELLITE RADIO INC.
(Exact Name of Registrant as Specified in Charter)

Delaware (State or other Jurisdiction of Incorporation)	0-24710 (Commission File Number)	52-1700207 (I.R.S. Employer Identification No.)

1221 Avenue of the Americas, 36th Fl., New York, NY (Address of Principal Executive Offices)		10020 (Zip Code)

Registrant's telephone number, including area code: (212) 584-5100

      Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01   Entry into a Material Definitive Agreement

      On November 18, 2004, we entered into an agreement with Mel Karmazin to become our Chief Executive Officer, effective immediately. Under a five-year agreement, Mr. Karmazin shall receive a base salary of $1,250,000 per year, and annual bonuses in an amount to be determined each year by the compensation committee of our board of directors. We have granted Mr. Karmazin options to purchase 30,000,000 shares of our common stock, at an exercise price of $4.72 per share (the closing price of our common stock on November 18, 2004), and 3,000,000 shares of restricted stock. The stock options and restricted shares granted to Mr. Karmazin will vest in equal installments on November 18th of each of the next five years. The vesting of these stock options and shares of restricted stock will accelerate upon the termination of Mr. Karmazin's employment for good reason, upon his death or disability and in the event of a change in control. In the event Mr. Karmazin's employment is terminated without cause, his unvested stock options and shares of restricted stock will thereupon vest and become exercisable, and he will receive his current base salary for the remainder of the term and any earned but unpaid annual bonus. In the event that any payment we make, or benefit we provide, to Mr. Karmazin would require him to pay an excise tax under Section 280G of the United States Internal Revenue Code, we have agreed to pay Mr. Karmazin the amount of such tax and such additional amount as may be necessary to place him in the exact same financial position that he would have been in if the excise tax were not imposed.

      On November 18, 2004, Joseph P. Clayton relinquished his role as our Chief Executive Officer and became Chairman of our board of directors. Mr. Clayton is expected to actively assist Mr. Karmazin in his transition as Chief Executive Officer. In connection with this transition, we granted Mr. Clayton options to purchase 2,000,000 shares of our common stock, at an exercise price of $4.72 per share, and 500,000 restricted stock units. 500,000 of these stock options vested immediately; and 750,000 stock options will vest on each of December 31, 2005 and December 31, 2006. Mr. Clayton's restricted stock units will vest in equal installments on January 1, 2006 and January 1, 2007. Our board of directors has also authorized our compensation committee to negotiate further arrangements with Mr. Clayton in respect of his transition to his new role as Chairman of our board of directors.

Item 5.02   Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

      On November 18, 2004, Mr. Joseph P. Clayton relinquished his role as our Chief Executive Officer and was appointed Chairman of our board of directors.

      On November 18, 2004, Mr. Mel Karmazin, age 61, was appointed our Chief Executive Officer and a member of our board of directors, increasing the number of directors to eight. The principal terms of Mr. Karmazin's employment arrangement with us are described in Item 1.01 above. Prior to joining us, Mr. Karmazin was President and Chief Operating Officer of Viacom Inc. from May 2000 until June 2004. Prior to joining Viacom, Mr. Karmazin was President and Chief Executive Officer of CBS Corporation from January 1999 and a director of CBS Corporation from 1997 until its merger with Viacom in May 2000. He was President and Chief Operating Officer of CBS Corporation from April 1998 through December 1998. Mr. Karmazin joined CBS Corporation in December 1996 as Chairman and Chief Executive Officer of CBS Radio and served as Chairman and Chief Executive Officer of the CBS Station Group (Radio and Television) from May 1997 to April 1998. Prior to joining CBS Corporation, Mr. Karmazin served as President and Chief

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Executive Officer of Infinity Broadcasting Corporation from 1981 until its acquisition by CBS Corporation in December 1996. Mr. Karmazin served as Chairman, President and Chief Executive Officer of Infinity from December 1998 until the merger of Infinity Broadcasting Corporation with Viacom in February 2001.

SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SIRIUS SATELLITE RADIO INC.

By:	/s/	Patrick L. Donnelly

Patrick L. Donnelly Executive Vice President, General Counsel and Secretary

Dated: November 19, 2004

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